UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2013

MeetMe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Union Square Drive New Hope, Pennsylvania	18938
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 862-1162

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On March 7, 2013, MeetMe, Inc. (the “Company”) issued a press release announcing its financial results for the year ended December 31, 2012. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information furnished on this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company’s Board of Directors (the “Board”) has appointed Geoffrey Cook as Chief Executive Officer of the Company, such appointment to be effective as of March 11, 2013. He will succeed John Abbott, who will become the Company’s non-Executive Chairman of the Board.

Mr. Cook, age 34, who is also a member of the Board, has served as the Company’s Chief Operating Officer and President of the Consumer Internet Division since the merger of the Company with myYearbook in November 2011. Prior to joining the Company, he was the Chief Executive Officer and co-founder of Insider Guides, Inc., the parent company of myYearbook. During his six-year tenure there, Mr. Cook helped raise $20 million and grew myYearbook to profitability and more than $30 million in revenue with more than 100 employees. Previously, Mr. Cook founded EssayEdge and ResumeEdge while a student at Harvard University in 1997 and sold it to The Thomson Corporation in 2002.

Item 8.01 Other Events.

On March 5, 2013, the Company, Altos Hornos de Mexico S.A.B. de C.V. (“AHMSA”) and Mexicans and Americans Trading Together, Inc. (“MATT”) entered into an agreement to offset the Company’s $5,000,000 Subordinated Promissory Note dated January 25, 2008 (the “Note”) with approximately $6 million of accounts receivable that MATT and AHMSA owed to the Company (the “Receivable”). As of March 5, 2013, $6,254,178 in principal and accrued interest was outstanding under the Note, and the Receivable had a balance of $6,025,828 plus interest of $222,446 from the agreement. MATT exercised warrants dated October 17, 2006 at an exercise price of $2.75 per share (the “MATT Warrants”) to purchase 2,147 shares of common stock using the amount by which the outstanding principal and accrued interest under the Note exceeded the amount of the Receivable. As a result of these transactions, both the Note and the Receivable have been deemed fully satisfied. In connection therewith, MATT has agreed to exercise or forfeit the MATT Warrants with an aggregate exercise price of $2,000,000 over an eleven-month period beginning in March 2013.

On March 5, 2013 the Company and Richard L. Scott Investments, LLC (“RSI”) entered into an agreement pursuant to which RSI exercised warrants dated as of March 21, 2006 to purchase one million shares of common stock at an exercise price of $2.75 per share (the “RSI Warrants”). RSI paid the exercise price of the RSI Warrants by offsetting that same amount under the Company’s $2,000,000 Subordinated Promissory Note dated January 25, 2008 (the “Note”). The Company paid RSI $107,504 in cash, which represented the difference between the aggregate exercise price of the RSI Warrants of $2,750,000, and the total amount of principal and interest under the Note that would have accrued through the 2016 due date of $2,857,504. As a result of these transactions, the RSI Warrants have been fully exercised and are of no further force or effect, and the Note has been deemed fully satisfied.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

99.1	Press Release dated March 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEETME, INC.

Date: March 7, 2013	By:	/s/ Michael Matte
	Name:	Michael Matte
	Title:	Chief Financial Officer